EXHIBIT 10.17
                                 -------------



                                =================
                                Matthew Clark plc
                                =================
                        Whitchurch Lane, Bristol BS14 OJZ
                Tel: 01275 830345 Telex: 445565 Fax: 01275 890697



ATC/MCS/2000

P Aikens Esq
Princes Lodge
Shepton Mallet
BA4 5HN

24 June 1999



Dear Peter,

Further to our recent discussions, I am writing to confirm that, with immediate effect, the terms of your Service Agreement dated 27th September 1991 and varied by letters dated 19th August 1993 and 9th July 1996 be further varied to continue your employment without providing for its termination due to retirement.

Accordingly Clause 2(B) of said Service Agreement is hereby deleted, together with the reference to your retirement at aged 62 years, contained in said letter of 9th July 1996.

Further, the Company will continue to contribute to your personal pension plans at the rate of 36% of your basic salary, as the agreed alternative to contributions to the Matthew Clark Pension Plan.

Lastly, to the extent your Service Agreement provides that various matters, including but not limited to, decisions relating to your employment and compensation are to be made by the Company or the Board, such decisions shall be subject to ratification by appropriate officers of Canandaigua Brands, Inc. ("CBI") or may be made in the first instance by CBI at its option.

In all other respects the terms and conditions of your employment remain unaltered.

Yours sincerely,

/s/ Anne T. Colquhoun

Company Secretary

                                     Agreed

                                     P. Aikens
                                     -------------------
                                     Peter Aikens           24th June 1999

                                =================
                                MATTHEW CLARK plc
                                =================
                       Whitchurch Lane, Briustol BS14 OJZ
               Tel: 01275 830345 Telex: 445565 Fax: 01275 890697


Our ref. MNFC/KC/118

9th July, 1996


Mr. P. Aikens
Princes Lodge,
Shepton Mallet,
Somerset,
BA4 5HN

Dear Peter,

Following the decisions of the meeting of the Remuneration Committee today in respect of your Service Agreement with the Company, I am writing to confirm that, with immediate effect, its' term be varied as follows.

The agreement currently provides for not less than thirty-six months notice. This letter confirms that this period of notice will be changed to twenty-four months. The notice from you to the Company of six months remains unchanged.

The normal retirement date stated in the agreement is at aged 60 years. This letter confirms that this has been extended to at aged 62 years.

I would be grateful if you would acknowledge acceptance of the above by signing and returning a copy of this letter to me.

Yours sincerely,

/s/ Michael Cottrell

Michael Cottrell
Chairman
--------

[LOGO]
                                MATTHEW CLARK plc

             The Clock House, London Road, Guildford, Surrey GU1 1UW
                Telephone [Illegible] Facsimile [Illegible]


19 August 1993


AC/A349

P Aikens Esq
Old Meadows
3 Alders Road
Reigate, Surrey
RG2 OEA

Dear Peter,

Following our recent discussions, I am writing to confirm that with immediate effect, the terms of your Service Agreement, dated 27 September 1991 will be varied in respect of notice of termination of employment.

The contract currently provides for not less than twenty four months of notice of termination to you from the Company. This letter confirms that this period of notice will be increased to thirty six months. The notice from you to the Company will remain unchanged.

I would be grateful if you would acknowledge acceptance of the above by signing and returning a copy of this letter to me.

Yours sincerely

/s/ Michael Cottrell

M N F Cottrell


I agree to the change in my Service Agreement as detailed in the above letter.

Signature /s/ P Aikens     Date: 23 August 1993
          ------------     --------------------

                            DATED 27th SEPTEMBER 1991
                            -------------------------



                                MATTHEW CLARK PLC

                                     - and -

                                  PETER AIKENS

                          -----------------------------



                                SERVICE AGREEMENT



                          -----------------------------











                                SLAUGHTER AND MAY
                              35 Basinghall Street
                                 London EC2V 5DB.

T H I S  A G R E E M E N T  is made on 27th Sept 1991

B E T W E E N

(1) MATTHEW CLARK plc (registered in England No. 163952) whose registered office is at The Clock House London Road Guildford Surrey GU1 1UW ("the Company")

     and

(2) PETER AIKENS of Old Meadows 3 Alders Road, Reigate Surrey RH2 OEA ("the Executive")

     W H E R E B Y  IT  IS AGREED as follows: -

1.   Definitions
     -----------

     In   this Agreement:

     "Associated Company" means a company which is from time to time a subsidiary or a holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company. In this definition "subsidiary" and "holding company" have the same meanings as in Section 736 of the Companies Act 1985, as originally enacted.

     "the Board" means the Board of Directors from time to time of the Company.

2.   Term of Appointment
     -------------------

     (A) The Executive shall serve the Company as Chief Executive or in such other capacity of a like status as the Company may require unless and until his employment shall be terminated by the Company giving to the Executive not less than 24 months' notice in writing or the Executive giving to the Company (at any time) not less than 6 months' notice in writing.

     (B) The Executive's employment shall in any event terminate on the date on which the Executive reaches the age of 60

3.   Powers and Duties
     -----------------

     (A) The Executive shall exercise such powers and perform such duties in relation to the business of the Company or any Associated Company as may from time to time be vested in or assigned to him by the Company. The Executive shall comply with all reasonable directions from, and all regulations of, the Company.

     (B) The Executive, who shall work such hours as may reasonably be required for the proper performance of his duties, shall devote the whole of his time, attention and abilities during those hours to carrying out his duties in a proper, loyal and efficient manner.

     (C) The Executive shall travel to such places as the Company may from time to time require.

     (D) The Executive's normal place of work shall be at the Company's premises in London Road, Guildford, Surrey or at such other place within the United Kingdom as the Company may from time to time determine. This does not exclude any statutory redundancy entitlements.

     (E) The Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive, and the Company may at any time or from time to time during any period of notice as specified in Clause 2(A) of this Agreement or in circumstances in which it reasonably believes that the Executive is guilty of misconduct or in breach of this Agreement in order that the circumstances giving rise to that belief may be investigated suspend the Executive from the performance of his duties or exclude him from any premises of the Company and need not give any reason for so doing. Salary will not cease to be payable by reason only of such suspension or exclusion.

4.   Salary
     ------

     (A) The Executive shall be paid monthly in arrears for his services during his employment a salary at the rate of 230,000 pounds sterling per annum or at such higher rate or rates as the Board may from time to time determine and notify to the Executive in writing.

     (B) The Executive shall also be paid such bonuses as the Board, in its absolute discretion, may from time to time determine.

     (C) At least once in each 12 months the Company shall review, but shall not be obliged to increase, the salary payable under this Agreement.

     (D) The Executive shall not be entitled to any other salary or fees as an ordinary or executive director or employee of the Company or any Associated Company and the Executive shall, as the Company may direct, either waive his right to any such salary or fees or account for the same to the Company.

5.   Pensions
     --------

     The Executive may join the Matthew Clark Pension Plan subject to the trust deed and rules, which are available for inspection at the Company Secretary's office at any time upon reasonable notice. His contributions to the Scheme will be deducted from salary.

     A contracting out certificate issued by the Occupational Pensions Board is in force in respect of the employment under this Agreement.

6.   Car
     ---

     The Company shall provide for the Executive (subject to his being qualified to drive) a motor car of a make and model selected by the Company (which in the reasonable opinion of the board having regard to the Company's car policy from time to time in force, is commensurate with the status of the executive) and shall bear or reimburse all of its costs. The Executive shall take good care of the car, procure that the provisions of any policy of insurance are observed and return the car to the Company's registered office or such other place as may be notified to him immediately upon the termination of his employment.

7.   Other Benefits
     --------------

     (A) The Company shall provide for the Executive membership for himself, his spouse and dependant children up to the age of 18 years in a private medical expenses insurance scheme approved by the Company subject always to the rules of such scheme;

     (B) If the Executive becomes a member of the Matthew Clark Pension Plan he shall be entitled subject to the rules thereof to receive life insurance cover as a benefit thereof. Payment of Life Insurance cover for Executives who are not members of the Company's pension plan is only undertaken at the sole discretion of the Chairman of the Board.

8.   Medical Examination
     -------------------

     The Executive shall at the expense of the Company submit annually to a medical examination by a registered medical practitioner nominated by the Company and shall authorise such medical practitioner to disclose and discuss with the Company's medical adviser the results of the examination and the matters which arise from it so that the Company's medical adviser can notify the Company of any matters he considered might impair the Executive from properly discharging his duties.

9.   Expenses
     --------

     The Company shall reimburse to the Executive on production of receipts if requested all reasonable travelling, hotel, entertainment and other out-of-pocket expenses which he may from time to time be authorised to incur in the execution of his duties hereunder.

10.  Holidays
     --------

     In addition to bank and other public holidays the Executive will be entitled to twenty five working days paid holiday in every calendar year to be taken at such time or times as may be approved by the Chief Executive. Holidays not taken in the calendar year of entitlement or by the termination of employment will be lost and upon termination by dismissal with cause the Executive will not be entitled to any pay in lieu of holiday.

11.  Inventions and Improvements
     ---------------------------

     (A)  It shall be part of the normal duties of the Executive at all times:-

          (i) to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company, or any Associated Company, with which he is concerned or for which he is responsible might be improved; and

          (ii) promptly to give the Secretary of the Company full details of any invention or improvement which he may from time to time make or discover in the course of his duties; and

          (iii)to further the interests of the Company's undertaking with regard thereto.

          Subject to the Patents Act 1977, the Company shall be entitled free of charge to the sole ownership of any such invention or improvement and to the exclusive use thereof.

     (B) The Executive shall forthwith and from time to time both during his employment and thereafter at the request and cost of the Company apply for and execute and do all such documents acts and things as may in the opinion of the Board be necessary or conducive to obtain letters patent or other protection for any such invention or improvement in any part of the world and to vest such letters patent or other protection in the Company or its nominees.

     (C) The Executive hereby irrevocably authorises the Company for the purposes of this Clause to make use of the name of the Executive and to sign and to execute any documents or do any thing on his behalf (or where permissible to obtain the patent or other protection in its own name or in that of its nominees).

     (D) The Executive shall not knowingly do anything to imperil the validity of any patent or protection or any application therefor but shall at the cost of the Company render all possible assistance to the Company, or any Associated Company, both in obtaining and in maintaining such patents or other protection.

     (E) The Executive shall not either during his employment or thereafter exploit or assist others to exploit any invention or improvement which he may from time to time make or discover in the course of his duties or (unless the same shall have become public knowledge) make public or disclose any such invention or improvement or give any information in respect of it except to the Company or as it may direct.

12.  Confidential Information etc.
     -----------------------------

     The Executive shall not, either during his employment or thereafter, use to the detriment or prejudice of the Company or any Associated Company or, except in the proper course of his duties, divulge to any person any trade secret or any other confidential information concerning the business or affairs of the Company or any Associated Company which may have come to his knowledge during his employment.

13.  Non-Solicitation
     ----------------

     The Executive will not for a period of twelve months after the termination of his employment with the Company (howsoever caused) wither personally or by an agent directly or indirectly:

          (i) either on his own account or for any other person, firm or company or in association with or in the employment of any other person, firm or company solicit or serve or interfere with or endeavour to entice away from the Company or any Associated Company any person firm or company who within twelve months prior to or at the date of such termination was a customer of or in the habit of dealing with the Company or any Associated Company and with whom the Executive had contact or about whom he became aware or informed in the course of his employment; or

          (ii) either on his own account or for any other person firm or company solicit or interfere with or endeavour to entice away from the Company any employee director or consultant of the Company or any Associated Company; or

          (iii)represent   himself  as  being  in  any  way  connected  with  or
               interested in the business of the Company or any Associated Company.

14.  Non-Competition
     ---------------

     (A) The Executive shall not during his employment hereunder without prior consent in writing of the Company be directly or indirectly engaged, concerned or interested in any other business which:-

          (i) is wholly or partly in competition with any business carried on by the Company or any Associated Company or any of the foregoing by itself or themselves or in partnership, common ownership or as a joint venture with any third party; or

          (ii) as regards any goods or services is a supplier to or customer of any such company;

          PROVIDED THAT the Executive may hold directly or through nominees up to five per cent. of the issued shares, debentures or other securities of any class of any company whose shares are listed on a Recognised Investment Exchange or in respect of which dealing takes place in the Stock Exchange of Great Britain and Northern Ireland Limited or the Unlisted Securities Market or the Third Market. The prior written consent of the Board shall be required before the Executives shall hold in excess of five per cent. of the issued shares debentures or other securities of any class of any one such company.

     (B) The Executive will not for a period of three months after the termination of his employment with the Company (howsoever caused) either personally or by an agent directly or indirectly either on his own account or for any other person, firm or company or in association with or in the employment of any other person, firm or company be engaged in or concerned directly or indirectly in any executive, technical or advisory capacity in any business concern (of whatever kind) which is in competition with the business of the Company or any Associated Company. This clause shall not restrain the Executive from being engaged or concerned in any business concern in so far as the Executive's duties or work shall relate solely:-

          (i) to geographical areas where the business concern is not in competition with the Company or any Associated Company; or

          (ii) to services or activities of a kind with which the Executive was not concerned to a material extent during his employment with the Company or any Associated Company.

15.  Return of Papers etc.
     ----------------------

     The Executive shall promptly whenever requested by the Company and in any event upon the termination of his employment deliver up to the Company all lists of clients or customers, correspondence and all other documents, papers and records which may have been prepared by him or have come into his possession, custody or control in the course of his employment, and the Executive shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall vest in the Company.

16.  Directorship
     ------------

     (A) The removal of the Executive from the office of Director of the Company or the failure of the Company in general meeting to re-elect the Executive as a Director of the Company if under the Articles of Association for the time being of the company he shall be obliged to retire by rotation or otherwise shall terminate his employment under this Agreement. Such termination shall be taken to be a breach by the Company of this Agreement unless at the time of removal or failure to re-elect the Company was entitled to terminate the Executive's employment in accordance with Clause 18. The Executive shall not during his employment resign his office as a Director of the Company or any Associated Company or do anything which could cause him to be disqualified from continuing to act as such a Director.

     (B) Upon the termination of his employment howsoever arising and without prejudice to any rights which he may have under this Agreement the Executive shall forthwith resign from office as a Director of the Company and any Associated Company in default of which the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and do any documents or things necessary to give effect thereto.

17.  Sickness
     --------

     (A) If the Executive shall be prevented by illness or other incapacity from properly performing his duties hereunder he shall report this fact forthwith to the Chairman of the Board and shall state, if known, the expected date of his resumption of normal duties. If the Executive is so prevented for eight or more consecutive days (including Saturdays and Sundays) he shall provide a medical practitioner's statement on the ninth day and weekly thereafter. Immediately following his return to work after a period of absence the Executive shall complete a self-certification form detailing the reason for his absence.

     (B) Subject to the Executive's compliance with the provisions of sub-clause (A) above and the Executive having completed three months' continuous employment with the Company and subject to the Executive undergoing a medical examination by the Company Doctor if so required by the Chairman of the Board, the Company shall pay to the executive his full remuneration hereunder for up to 26 weeks absence in any period of twelve months and thereafter such remuneration, if any, as the Chairman of the Board shall in his discretion from time to time allow provided that there shall be deducted from or set off against such remuneration any statutory sick pay to which the Executive is entitled.

18.  Termination of Employment
     -------------------------

     If the Executive:-

          (i) shall be or become incapacitated from any cause whatsoever from efficiently performing his duties hereunder for six consecutive months or for one hundred and thirty working days in aggregate in any period of twelve consecutive months; or

          (ii) shall have an order under Section 252 of the Insolvency Act 1986 made in respect of him or if an interim receiver of his property is appointed under Section 286 of that Act; or

          (iii) shall be or become prohibited by law from being a Director; or

          (iv) shall be guilty of misconduct or shall commit any serious or persistent breach of any of his obligations to the Company or any Associated Company (whether under this Agreement or otherwise); or

          (v) shall refuse or neglect to comply with any lawful orders given to him by the Company then the Company shall be entitled by notice in writing to the Executive to terminate forthwith his employment under this Agreement. The Executive shall have no claim against the Company by reason of such termination.

     Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

19.  Miscellaneous Matters
     ---------------------

     (A) The Executive's employment with the Company (formerly called Matthew Clark & Sons (Holdings) plc) which began on 1st May 1990 counts as part of the Executive's continuous period of employment with the Company for the purpose of the Employment Protection (Consolidation) Act 1978.

     (B) The Executive is subject to the Company's Disciplinary Rules from time to time in force.

     (C) If the Executive has a grievance relating to his employment he should first apply in person to the Chairman of the Company. If the matter is not then settled the Executive may apply to the Board.

20.  Notices
     -------

     Any notice may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be posted to the Company (for the attention of its Secretary) at its registered office for the time being or to the Executive either at his address given above or at his last known address. Any such notice sent by post shall be deemed served forty-eight hours after it is posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and put in the post.

21.  Other Agreements
     ----------------

     The Executive acknowledges and warrants that there are no agreements or arrangements whether written, oral or implied between the Company or any Associated Company and the Executive relating to the employment of the Executive other than those expressly set out in this Agreement and that he is not entering into this Agreement in reliance on any representation not expressly set out herein.

     I N W I T N E S S whereof this Agreement has been signed by or on behalf of the parties hereto the day and year first before written.

SIGNED by                       )                    /s/ Francis Gordon Clark
on behalf of the company        )
in the presence of :- )                              /s/ Susanna Heinneman




SIGNED by the Executive         )                    /s/ P Aikens  27/9/91
in the presence of :- )                              /s/ Unknown   27/9/91



TGMB0058.91D

               ======================
               Matthew Clark and Sons
[Logo]         (Holdings) Plc.
               ======================
               Registered Office:  183-185 Central Street, London EC1V 8DR
               Telephone:  01-253 7646   Telex:  24357   Facsimile:  01-251 0263
                               Registered in England 163952



Peter Aikens Esq
Old Meadows                                                      22nd March 1990
3 Alders Road
Reigate
RH2 OEA

Dear Peter:

     Thank you for returning your acceptance of our offer of the position of Chief Executive of the Group. As agreed on the telephone I confirm that, should you decide to take out a personal pension plan, the company will pay into such plan the equivalent percentage of your basic salary which would apply were you a member of the Company Pension Scheme in every year that you make a contribution to that plan. Therefore should the company decide not to make a payment to its own scheme in any year (take a pension holiday) it will make a contribution to your personal plan in that year.

                                           Yours sincerely,



                                           F.W. Gordon Clark








Directors: F.W. Gordon Clark, Chairman, C.S. Gordon Clark, G.L. Gordon Clark, OBE, J.V.M. Gordon Clark, FCA, Secretary, M. Cowen, B.N.A. Hardman, P.D. Kelley, FCA, Mrs. M. Maxwell, I.E. Thomas, BSc, ACA, R.H. Walters

               ======================
               Matthew Clark and Sons
[Logo]         (Holdings) Plc.
               ======================
               Registered Office:  183-185 Central Street, London EC1V 8DR
               Telephone:  01-253 7646   Telex:  24357   Facsimile:  01-251 0263
                               Registered in England 163952


PRIVATE AND STRICTLY CONFIDENTIAL
---------------------------------

Peter Aikens Esq
Old Meadows                                                      16th March 1990
3 Alders Road
Reigate
RH2 OEA

Dear Mr Aikens,

     Following the conversations we have had with you recently, I am delighted to offer you the position as a director of Matthew Clark and Sons (Holdings) Plc. For an appointment of this seniority we would normally expect the candidate to undergo a medical examination. However, since you have told me that you recently had a BUPA examination, I would be happy to accept this if you could provide me with a copy of the report as agreed. Should this not be forthcoming, I would ask you to arrange with Michael Cottrell for you to have another examination.

     We all look forward to working with you and we believe that you will play a very significant role in the future development of the Group.

1.   Position
     --------

     Your position will be that of Chief Executive of the Group reporting to myself as Chairman and to the Group Board.

2.   Responsibilities
     ----------------

     You will be responsible for the executive management of the Group and for all management matters affecting its interests, within strategies, policies and plans agreed by the Board and subject to established levels of authority. In particular, you will be responsible for the profit performance of the Group and for the achievement of business plans.

3.   Base Salary
     -----------

     Your base salary will be (pound) 95,000 p.a. Salaries are reviewed annually on the May 1st. The first renewal date for your salary will be May 1st, 1991.

Directors: F.W. Gordon Clark, Chairman, C.S. Gordon Clark, G.L. Gordon Clark, OBE, J.V.M. Gordon Clark, FCA, Secretary, M. Cowen, B.N.A. Hardman, P.D. Kelley, FCA, Mrs. M. Maxwell, I.E. Thomas, BSc, ACA, R.H. Walters

MATTHEW CLARK & SONS (HOLDINGS) PLC


4.   Performance Related Bonus
     -------------------------

     This will be payable on the Group's pre-tax profit achievement measured against the budgeted result.

     However, for your first financial year, i.e. 1990/91, we will guarantee you a (pound) 20,000 bonus. In subsequent years, your bonus will be governed according to the rules currently in place for members of the Plc Board.

5.   Company Car
     -----------

     You will be provided with a company car, the make and model to be agreed with the Chairman, by May 1992. In the interim period the company agrees to purchase your present car, a Mercedes 420SE, at its market value as at 1st May 1990.

6.   Holidays
     --------

     You are entitled to 25 working days per annum with additional days for long service in line with company policy.

7.   Pension Scheme
     --------------

     It is likely that the most advantageous arrangement for you may be a personal pension plan. The Company undertakes to pay into such a plan the equivalent percentage of your basic salary which would apply were you a member of the Company pension scheme.

8.   Share Options
     -------------

     These are issued at the discretion of the Board. It is our intention to issue you with 50,000 share options during a permitted period within twelve months after you join. In addition you may subscribe up to (pound) 100 per month to the Company's Share Save Scheme.

9.   Period of Notice
     ----------------

     Your contract of employment may be terminated by the Company at any time by giving twenty-four months notice in writing. You may terminate the same contract by giving the Company twelve months notice in writing at any time. We will arrange for a full Service Agreement to be drawn up.

10.  Health Insurance and Screening
     ------------------------------

     The company's WPA health insurance scheme will cover you and your wife and children up to the age of twenty-one.

MATTHEW CLARK & SONS (HOLDINGS) PLC


11.  Sick Pay
     --------

     This will be paid in line with Company policy up to twenty-six weeks.

     I note that you are currently negotiating your pension arrangements with Elders and that you expect these to be finalised within the next ten days. You do not expect to have to work out three months' notice with them and hope to be able to join us by the end of April 1990.

     Both on a professional and personal basis I am very pleased to make you this offer and those of my colleagues who have met you are enthusiastic about what they see as your potential to do well in this business and to provide strong leadership to the Group.

     I would be grateful if you were to sign both copies of this letter at the foot of this page and return one copy to me, indicating your acceptance.

                                        Yours sincerely,

                                        /s/ F.W. Gordon Clark

                                        F.W. Gordon Clark




I have read the above letter of offer and understood its terms and conditions, which I accept.

Signed     Peter Aikens                                Dated    20 March 1990
           ------------                                         -------------